SECURITIES AND EXCHANGE COMMISSION
                              WASHINGTON, DC 20549

                            SCHEDULE 14A INFORMATION
           PROXY STATEMENT PURSUANT TO SECTION 14(a) OF THE SECURITIES
                      EXCHANGE ACT OF 1934 (AMENDMENT NO. )

Filed by the Registrant [X]

Filed by a Party other than the Registrant [ ]

Check the appropriate box:

[ ]  Preliminary Proxy Statement
[ ]  Confidential, for Use of the Commission
       Only (as permitted by Rule 14a-6(e)(2))
[X]  Definitive Proxy Statement
[ ]  Definitive Additional Materials
[ ]  Soliciting Material Pursuant to Rule 14a-11(c) or Rule 14a-12

                      LAIDLAW ENVIRONMENTAL SERVICES, INC.
                   ------------------------------------------

                 Name of Registrant as Specified In Its Charter)
                   -------------------------------------------
    (Name of Person(s) Filing Proxy Statement, if other than the Registrant)

Payment of Filing Fee (Check the appropriate box):

[X] No fee required.

[ ] Fee computed on table below per Exchange Act Rules 14a-6(i)(4) and 0-11.

    (1) Title of each class of securities to which transaction applies:

    (2) Aggregate number of securities to which transaction applies:

    (3) Per unit price or other underlying value of transaction computed pursuant to Exchange Act Rule 0-11 (set forth the amount on which the filing fee is calculated and state how it was determined):

    (4) Proposed maximum aggregate value of transaction:

    (5) Total fee paid:

[ ] Fee paid previously with preliminary materials.

[ ] Check box if any part of the fee is offset as provided by Exchange Act
    Rule 0-11(a)(2) and identify the filing for which the offsetting fee was paid previously. Identify the previous filing by registration statement number, or the Form or Schedule and the date of its filing.

    (1) Amount Previously Paid:

    (2) Form, Schedule or Registration Statement No.:

    (3) Filing Party:

    (4) Date Filed:

                                     [LOGO]

                      LAIDLAW ENVIRONMENTAL SERVICES, INC.
                            D/B/A SAFETY-KLEEN CORP.
                         1301 Gervais Street, Suite 300
                         Columbia, South Carolina 29201

                                   -----------

                    NOTICE OF ANNUAL MEETING OF STOCKHOLDERS

        The 1998 Annual Meeting of Stockholders of LAIDLAW ENVIRONMENTAL SERVICES, INC. d/b/a SAFETY-KLEEN CORP., a Delaware corporation, will be held at the Adam's Mark Hotel, 1200 Hampton Street, Columbia, South Carolina on Tuesday, November 24, 1998, at 9:30 a.m. (Eastern Standard Time), for the following purposes:

        1.     to elect three directors to serve until the 2001 Annual Meeting;

        2. to consider and vote upon a proposal to amend the Company's Restated Certificate of Incorporation to change the name of the Company to Safety-Kleen Corp.

        3. to consider and vote upon a proposal to amend the Company's Restated Certificate of Incorporation to effect a one-for-four reverse stock split (the "Reverse Split") of the Company's common stock (the "Common Stock") as a result of which holders of the Common Stock will receive one share of Common Stock for each four shares of Common Stock owned on the effective date of the Reverse Split;

        4. if proposal number 3 is approved, to consider and vote upon a proposal to amend the Company's Restated Certificate of Incorporation to decrease the number of authorized shares of Common Stock available for issuance from 750,000,000 to 250,000,000 shares; and

        5. to transact such other business as may properly come before the meeting or any adjournment thereof.

        The Proxy Statement dated October 27, 1998 is attached.

        The board of directors has fixed the close of business on October 16, 1998 as the record date for the determination of stockholders entitled to notice of and to vote at the meeting.

        You are cordially invited to attend the Annual Meeting. If you cannot be present in person, please sign and date the enclosed proxy and promptly mail it in the enclosed return postage paid envelope. Any stockholder giving a proxy has the right to revoke it any time before such proxy is voted.


        YOUR VOTE IS IMPORTANT. YOU ARE URGED TO DATE AND SIGN THE ENCLOSED PROXY AND RETURN IT IN THE ENCLOSED POSTAGE PAID ENVELOPE AS SOON AS POSSIBLE. YOU MAY REVOKE THE PROXY AT ANY TIME PRIOR TO ITS USE BY DELIVERING TO THE COMPANY A WRITTEN NOTICE OF REVOCATION OR A DULY EXECUTED PROXY BEARING A LATER DATE. ANY STOCKHOLDER WHO HAS EXECUTED A PROXY BUT IS PRESENT AT THE ANNUAL MEETING AND WHO WISHES TO VOTE IN PERSON MAY DO SO BY REVOKING HIS, HER OR ITS PROXY AS DESCRIBED IN THE PRECEDING SENTENCE.



                                    By Order of the Board of Directors
                                    Henry H. Taylor, Secretary

Dated:  Columbia, South Carolina
        October 27, 1998

                      LAIDLAW ENVIRONMENTAL SERVICES, INC.
                            d/b/a SAFETY-KLEEN CORP.
                         1301 Gervais Street, Suite 300
                         Columbia, South Carolina 29201

                                 --------------

                                 PROXY STATEMENT

                                 --------------

                                October 27, 1998


        The accompanying proxy is solicited by the board of directors for use at the annual meeting of stockholders (the "Annual Meeting") of Laidlaw Environmental Services, Inc. d/b/a Safety-Kleen Corp. (the "Company") to be held at the Adam's Mark Hotel, 1200 Hampton Street, Columbia, South Carolina on Tuesday, November 24, 1998, at 9:30 a.m., E.S.T., and at any adjournment or adjournments thereof.

        This proxy statement and the form of proxy are first being mailed to the Company's stockholders on or about October 27, 1998.

                                     PROXIES

        The accompanying form of proxy is for use at the Annual Meeting. A stockholder may use this proxy if he or she is unable to attend the meeting in person or if he or she wishes to have his or her shares voted by proxy even if he or she attends the meeting. The proxy may be revoked in writing by the person giving it any time before the proxy is exercised by giving notice to the Company's Secretary, or by submitting a proxy having a later date, or by such person appearing at the meeting and electing to vote in person. All shares represented by valid proxies received pursuant to this solicitation, and not revoked prior to their exercise, will be voted in the manner specified therein. If no specification is made in the proxy, the proxy will be voted "FOR" the election of the nominees for directors listed herein; "FOR" approval of an amendment to the Company's Restated Certificate of Incorporation to change the Company's name to Safety-Kleen Corp. (the "Name Change"); "FOR" approval of an amendment to the Company's Restated Certificate of Incorporation to effect a one-for-four reverse stock split of the Common Stock (the "Reverse Split"); and, if the Reverse Split is approved, "FOR" approval of an amendment to the Company's Restated Certificate of Incorporation to decrease the number of authorized shares of Common Stock available for issuance from 750,000,000 to 250,000,000 shares (the "Decrease"). The board of directors is not aware of any other matters which may be presented for action at the meeting, but if other matters do come properly before the meeting it is intended that shares represented by proxies in the accompanying form will be voted by the persons named in the proxy in accordance with their best judgment.

                              COSTS OF SOLICITATION

        The Company will bear the costs of solicitation of proxies from its stockholders. Solicitation of proxies may be made in person, by mail or by telephone by officers, directors and regular employees of the Company who will not be specially compensated in such regard. Nominees, fiduciaries and other custodians will be requested to forward solicitation materials to the beneficial owners and secure their voting instructions and will be reimbursed for the reasonable expenses incurred in sending proxy materials to the beneficial owners. In addition, the Company has engaged the services of ChaseMellon Shareholder Services to solicit proxies and will pay such proxy soliciting agent $5,000 plus expenses in connection therewith. Solicitation by such firm may be by mail, personal interview, telephone, fax or telegraph. Arrangements also will be made with brokerage firms and other custodians, nominees and fiduciaries to forward proxy solicitation material to the beneficial owners of Common Stock held of record by such persons, and the Company will reimburse such brokerage firms, custodians, nominees and fiduciaries for reasonable out-of-pocket expenses incurred by them in connection therewith.

                          RECORD DATE AND VOTING RIGHTS

        The board of directors of the Company has fixed the close of business on October 16, 1998, as the record date for the determination of stockholders entitled to receive notice of and to vote at the Annual Meeting. As of October 16, 1998, there were a total of 350,984,971 shares of the Common Stock outstanding and entitled to vote at the Annual Meeting. Each stockholder is entitled to one vote on each matter to come before the meeting for each share of Common Stock held of record by such stockholder. Directors are elected by a plurality of the votes cast by the holders of shares of Common Stock at a meeting at which a quorum is present. "Plurality" means that the individuals who receive the largest number of votes cast are elected as directors up to the maximum number of directors to be chosen at the meeting. A vote indicated as withheld from a nominee will not be cast for such nominee but will be counted in determining the presence of a quorum. Consequently, the withholding of a vote for a nominee will have no impact in the election of directors except to the extent that failure to vote for an individual results in another individual receiving a larger number of votes. Approval of the Name Change and the Decrease will require that holders of a majority of the shares outstanding and entitled to vote thereon vote in favor of approval. Approval of the Reverse Split will require that the holders of 75% of the shares outstanding and entitled to vote thereon vote in favor of the proposal. Consequently, any shares whether represented at the meeting or not which do not vote on the proposals for the Name Change, the Decrease or the Reverse Split will have the same effect as a negative vote. Abstentions and broker nonvotes will be counted in determining the presence of a quorum at the meeting. The Decrease will not be voted on unless the Reverse Split is approved.

                              BENEFICIAL OWNERSHIP

          BENEFICIAL OWNERS OF FIVE PERCENT OR MORE OF THE COMMON STOCK

        The following table sets forth the only stockholder which, to the knowledge of management of the Company, was a beneficial owner of five percent or more of the outstanding shares of Common Stock as of October 16, 1998. The shareholdings reported are based on information provided by the stockholder.

                             AMOUNT AND NATURE OF
NAME                         BENEFICIAL OWNERSHIP            PERCENT OF CLASS


Laidlaw Inc. (1)                  126,612,717                    35.8%
3221 North Service Road
Burlington, Ontario
CANADA  L7R3Y8

                                   -----------

(1) The shares of Common Stock shown as owned by Laidlaw Inc., except for 125 shares, are held of record by Laidlaw Finance (Barbados) Ltd. The total number of shares of Common Stock shown as owned by Laidlaw Inc. includes 2,692,307 shares which represents an estimate of the number of shares to be issued on November 15, 1998 pursuant to the Company's 5% Subordinated Convertible Pay-in-Kind Debenture described in "Compensation Committee Interlocks and Insider Participation." The estimate is based on the closing price of $3.250 per share of Common Stock on October 1, 1998 as reported in the Wall Street Journal. The actual number of shares issued on November 15, 1998 will be based on the average of the closing price of a share of Common Stock for the ten consecutive trading days selected by the Company commencing not more than 20 trading days before, and ending not later than the day, such payment is due.


   STOCK OWNERSHIP OF THE COMPANY'S DIRECTORS, NOMINEES AND EXECUTIVE OFFICERS

        The following table sets forth as of October 16, 1998, the number of shares of Common Stock beneficially owned by (i) each of the Company's directors, (ii) each nominee for election as a director of the Company, (iii) each of the Company's executive officers named on the Summary Compensation Table herein (the "Named Executive Officers") and (iv) all directors and executive officers of the Company as a group.

                                       AMOUNT AND NATURE OF
NAME                                   BENEFICIAL OWNERSHIP          PERCENT OF CLASS

James R. Bullock(2), (3) ..............      55,000                         *

John R. Grainger(2), (3) ..............      30,000                         *

Leslie W. Haworth(2), (3) .............      35,000                         *

John W. Rollins, Jr. (2), (4) .........     387,862                         *

John W. Rollins, Sr. (2), (5) .........   3,727,576                         *

David E. Thomas, Jr. (2) ..............      30,000                         *

Henry B. Tippie(2), (6) ...............   2,268,689                         *

James L. Wareham(2) ...................      31,000                         *

Grover C. Wrenn(2) ....................      45,000                         *

Kenneth W. Winger(1) ..................      50,000                         *

Michael J. Bragagnolo(1) ..............      30,000                         *

Paul R. Humphreys(1) ..................      12,000                         *

Henry H. Taylor(1) ....................       4,000                         *

All directors and executive
officers as a group (13 persons).......   6,706,127                        1.9%

------------
*        Signifies less than 1%

(1) All the shares shown as owned represent shares subject to presently exercisable options.

                                      -6-

(2)   Includes 30,000 shares subject to presently exercisable options.

(3)   Messrs. Bullock, Grainger and Haworth are officers of Laidlaw Inc. See
      "Beneficial Owners Of Five Percent Or More Of The Common Stock" for information regarding the beneficial ownership of Laidlaw Inc.

(4) Includes 191,737 shares held by Mr. Rollins as co-trustee. Does not include 6,191 shares owned by Mr. Rollins' wife, as to which shares Mr.
      Rollins disclaims any beneficial ownership.

(5) Does not include 235,749 shares owned by Mr. Rollins' wife and 111,875 shares held by his wife as custodian for his minor children, as to which shares Mr. Rollins disclaims any beneficial ownership.

(6) Includes 968,689 shares held by Mr. Tippie as co-trustee; 26,000 shares held by him as trustee; and 30,000 shares in which a wholly owned corporation over which he has sole voting power has a beneficial partnership interest of 300 shares and voting right for 30,000 shares.
      Does not include 23,000 shares owned by Mr. Tippie's wife, as to which shares Mr. Tippie disclaims any beneficial ownership.


                         COMMON STOCK PERFORMANCE GRAPH

        The following line graph compares the cumulative total stockholder return of the Company with that of the former Smith Barney Hazardous Waste Index; ("Old Peer Group Index"), the S&P Composite 500 Index, a New Peer Group Index, and the S&P MidCap 400 Index. The comparison is for the five year period beginning August 31, 1993 and ending August 31, 1998 and assumes the reinvestment of dividends. In its proxy statement for its last annual meeting, the Company compared the performance of its Common Stock with the S&P 500 Composite Index and the Old Peer Group Index. The Old Peer Group Index is no longer published by Smith Barney and therefore a new peer group was selected by the Company as a basis for comparison. The New Peer Group Index selected by the Company consists of Clean Harbors, Inc., EnviroSource, Inc., International Technology Corporation, Philip Services Corp. and U.S. Liquids Inc. As required, the performance of the Old Peer Group Index is presented for comparative purposes in the year of change.

        Furthermore, the Company has determined that the S&P MidCap 400 Index is a more appropriate basis for measuring the performance of the stock of the Company and intends to use this market index for comparison in the future in lieu of the S&P Composite 500 Index, the Company previously elected to use. As required, the performance of the S&P Composite 500 Index is presented for comparative purposes in the year of change.

            [GRAPH - COMPARISION OF 5 YEAR CUMULATIVE TOTAL RETURN*]



                                                   CUMULATIVE TOTAL RETURN
                                  8/93      8/94      8/95     8/96      8/97      8/98
                             -----------------------------------------------------------

THE COMPANY                     100.00      90.74     68.52    46.30     68.52     43.52

NEW PEER GROUP INDEX            100.00      75.46     67.69    64.28   110.70      20.43

OLD PEER GROUP INDEX            100.00      83.80     84.90    65.57     71.00     66.76

S & P 500                       100.00    105.47    128.09   152.09     213.91    231.22

S & P MIDCAP 400                100.00    104.63    126.08   141.06     193.64    168.59


Assumes $100 invested on August 31, 1993 in the Company's Common Stock, the Old Peer Group, the S&P 500 Index, the S&P MidCap 400 Index, and the New Peer Group Index.

*Total return assumes reinvestment of dividends.

                COMPENSATION OF EXECUTIVE OFFICERS AND DIRECTORS

COMPENSATION OF EXECUTIVE OFFICERS

The following table sets forth the compensation paid to the Named Executive Officers for services rendered to the Company during the fiscal years ended August 31, 1997 and 1998. None of the Company's Named Executive Officers served as officers of the Company during fiscal year ended August 31, 1996.


                                             SUMMARY COMPENSATION TABLE

                               ANNUAL COMPENSATION                  LONG TERM COMPENSATION

(a)                         (b)      (c)        (d)                (g)                  (i)

NAME AND PRINCIPAL          FY    SALARY($)  BONUS($)           SECURITIES           ALL OTHER
POSITION                                                        UNDERLYING       COMPENSATION($)(1)
                                                             OPTIONS/SARS (#)


Kenneth W. Winger          1998   $441,667(2) $325,000            250,000              $17,943
President, Chief
Executive Officer and      1997   $120,167    $100,000            250,000              $11,060
Director (3)


Michael J. Bragagnolo,     1998   $273,750    $168,356            150,000              $16,848
Executive Vice President
and Chief Operating        1997    $78,861     $46,670            150,000               $3,121
Officer (3)


Paul R. Humphreys (3)      1998   $220,333    $108,404             60,000              $14,602

                           1997    $68,333     $35,618             60,000               $4,837


Henry H. Taylor (3)        1998   $173,750     $74,799             20,000              $14,558

                           1997    $56,938     $30,862             20,000               $4,769


(1) Amounts shown for 1998 consist of (i) for Mr. Winger: premiums on life insurance policies of $1,968, matching contributions under the Safety-Kleen Corp. 401(k) Savings Plan (the "401(k) Plan") of $3,975 and a $12,000 automobile allowance; (ii) for Mr. Bragagnolo: premiums on life insurance policies of $1,053, matching contributions under the 401(k) Plan of $5,415 and a $10,380 automobile allowance; (iii) for Mr. Humphreys: premiums on life insurance policies of $878, matching contributions under the 401(k) Plan of $4,724 and a $9,000 automobile allowance; and (iv) for Mr.

        Taylor: premiums on life insurance policies of $667, matching contributions under the 401(k) Plan of $4,891 and a $9,000 automobile allowance.

(2) The salary described in the Human Resources and Compensation Committee Report on Executive Compensation did not become effective until April 1, 1998.

(3) Each of the Company's Named Executive Officers became an employee of the Company on May 15, 1997.

                      OPTION/SAR GRANTS IN LAST FISCAL YEAR

                                                                               POTENTIAL
                                                                               REALIZABLE
                                                                               VALUE AT
                                                                               ASSUMED ANNUAL
                                                                               RATES OF STOCK
                                                                               PRICE
                                                                               APPRECIATION
                              INDIVIDUAL GRANTS                                FOR OPTION TERM
------------------------------------------------------------------------------------------------

         (A)                 (B)             (C)          (D)         (E)        (F)      (G)

                       NUMBER OF       % OF TOTAL
                       SECURITIES      OPTIONS/SARS    EXERCISE
                       UNDERLYING      GRANTED TO      OR BASE
                       OPTIONS/SARS    EMPLOYEES IN    PRICE      EXPIRATION
        NAME           GRANTED (#)     FISCAL YEAR     ($/SH)     DATE          5% ($)(1)   10% ($)(1)
---------------------- --------------- --------------- ---------- ------------- ----------- -----------

Kenneth W. Winger         250,000          17.8%       $3.8125    04/01/08        $599,415  $1,519,036

Michael J. Bragagnolo     150,000          10.7%       $3.8125    04/01/08        $359,649    $911,421

Paul R. Humphreys          60,000           4.3%       $3.8125    04/01/08        $143,860    $364,569

Henry H. Taylor            20,000           1.4%       $3.8125    04/01/08         $47,953    $121,523

 (1) These amounts, based on assumed appreciation rates of 5% and 10% as prescribed by the Securities and Exchange Commission rules, are not intended to forecast possible future appreciation, if any, of the Common Stock price. These numbers do not take into account certain provisions of the options providing for termination of the option following termination of employment, nontransferability or phased-in vesting. The Company did not use an alternative formula for a grant date valuation as it is not aware of any formula which will determine with reasonable accuracy a present value based on future unknown or volatile factors. Future compensation resulting from option grants is based solely on the performance of the Common Stock.


                AGGREGATED OPTION/SAR EXERCISES IN LAST FISCAL YEAR AND FY-END OPTION/SAR VALUES

               (a)                              (d)                               (e)
                                       NUMBER OF SECURITIES
                                      UNDERLYING UNEXERCISED       VALUE OF UNEXERCISED IN-THE-MONEY
                                    OPTIONS/SARS AT FY-END (#)        OPTIONS/SARS AT FY-END ($)
NAME                                 EXERCISABLE/UNEXERCISABLE         EXERCISABLE/UNEXERCISABLE

Kenneth W. Winger                         50,000/450,000                          0/0
Michael J. Bragagnolo                     30,000/270,000                          0/0
Paul R. Humphreys                         12,000/108,000                          0/0
Henry H. Taylor                            4,000/36,000                           0/0



DEFINED BENEFIT PLANS

        Effective as of October 14, 1997, the Company adopted a Supplemental Executive Retirement Plan (the "SERP") for certain eligible employees. A SERP is an unfunded plan which provides for benefit payments in addition to those payable under a qualified retirement plan.

        The following table shows the estimated annual benefits payable upon retirement at normal retirement date under the SERP.

                  SUPPLEMENTAL EXECUTIVE RETIREMENT PLAN TABLE

FINAL AVERAGE PAY                                  Service Years

                         15              20             25              30             35

250,000                45,000         60,000          75,000         90,000         105,000
300,000                56,250         75,000          93,750        112,500         131,250
350,000                67,500         90,000         112,500        135,000         157,500
400,000                78,750        105,000         131,250        157,500         183,750
450,000                90,000        120,000         150,000        180,000         210,000
500,000               101,250        135,000         168,750        202,500         236,250
550,000               112,500        150,000         187,500        225,000         262,500
600,000               123,750        165,000         206,250        247,500         288,750
650,000               135,000        180,000         225,000        270,000         315,000
700,000               146,250        195,000         243,750        292,500         341,250
750,000               157,500        210,000         262,500        315,000         367,500
800,000               168,750        225,000         281,250        337,500         393,750
850,000               180,000        240,000         300,000        360,000         420,000
900,000               191,250        255,000         318,750        382,500         446,250


For the Company's current executive officers, the compensation shown in the columns labeled "Salary" and "Bonus" of the Summary Compensation Table is covered by the SERP. As of August 31, 1998, Mr. Winger had credited service under the SERP of seven years and Messrs. Bragagnolo, Humphreys and Taylor had credited service under the SERP of three years each. Benefits under the SERP are computed based on a straight-life annuity. The amounts in this table are subject to deduction for a portion of Social Security benefits.

EMPLOYMENT CONTRACTS AND TERMINATION OF EMPLOYMENT AND CHANGE IN CONTROL ARRANGEMENTS

        Pursuant to the approval of the Human Resources and Compensation Committee of the board of directors at its meeting on October 24, 1997, the Company entered into Termination of Employment and Change in Control Agreements with each of the Named Executive Officers.

        Mr. Winger's Change of Control Agreement provides that if his employment is terminated as a result of a change in control, he will receive a lump sum payment equal to 36 times his average aggregate monthly salary, bonus, cash value of benefits and perquisites during the previous two fiscal years. The Change of Control Agreements with Messrs.

Bragagnolo, Humphreys and Taylor provide that if any one of their employment is terminated as a result of a change in control he would receive a lump sum payment equal to 18 times his average aggregate monthly salary, bonus, cash value of benefits and perquisites during the previous two fiscal years. All of the Change of Control Agreements provide that for purposes of determining the pension entitlement under the SERP the years vested in the plan would be extended for three years in the case of Mr. Winger and one and a half years in the case of each of the other Named Executive Officers. The Change of Control Agreements further provide that all stock options granted to such persons would fully vest and lapse if not exercised within 90 days following the employment termination date.

COMPENSATION OF DIRECTORS

        Currently, each director who is not an employee of the Company is paid an annual retainer of $20,000 (the "Annual Retainer") plus $750 for each board and committee meeting attended plus expense reimbursement. During fiscal year 1998 the directors were also paid a fee of $750 for attending the 1997 Annual Meeting of the Company. Pursuant to the Company's Nonemployee Director Stock Plan, 50% of the Annual Retainer for each nonemployee director is paid in shares of Common Stock. Each quarter the smallest number of whole shares of Common Stock which when multiplied by the fair market value of such shares would equal no more than 50% of the nonemployee director's retainer fee payable for such quarter is calculated, and the dollar amount equivalent thereto is withheld from the director's quarterly retainer check. A certificate evidencing the number of shares of Common Stock so determined for each of the fiscal quarters of the prior calendar year is delivered to the director at the first board of directors meeting held during each calendar year. Each nonemployee director becomes vested in the Common Stock so awarded (i) at the end of the vesting period applicable to the award, as defined in the Nonemployee Director Stock Plan, if the nonemployee director continues to be a member of the Board through the vesting period or (ii) upon his death, disability or retirement or (iii) if the nonemployee director ceases to be a director as a result of a change in control of the Company. Each such award is subject to a separate vesting period, and all awards become nonforfeitable and transferable on the first anniversary of the award. The first shares under this plan will be issued to the directors in January 1999. Additionally, during fiscal 1998 each director was granted options to purchase 20,000 shares of Common Stock at an exercise price of $3.8125 per share under the 1997 Directors Stock Option Plan. 20% of the options become exercisable on April 1, 1999 with an additional 20% of the options becoming exercisable on April 1 each year thereafter until all of the options become exercisable.

        Directors who are also employees of the Company receive no separate compensation for serving as directors.

                HUMAN RESOURCES AND COMPENSATION COMMITTEE REPORT
                           ON EXECUTIVE COMPENSATION

        The Human Resources and Compensation Committee reviews and approves annual salaries, evaluates performance and reviews and approves pay increases for the Company's executive officers and senior management. The Committee also approves executive incentive plans and awards under those plans and recommends salary and bonus plans and awards for the Chief Executive Officer. The full board of directors evaluates and approves the Chief Executive Officer's salary and the awards of stock options to executive officers. The Committee periodically reports to the board on its activities.

COMPENSATION PHILOSOPHY

        The Committee bases its decisions on a compensation philosophy designed to reward achievement based on corporate performance against measurable goals. The Committee communicates performance standards and assures that the total compensation package provides an earnings opportunity that is competitive for the industry. Generally, salary and incentive programs are positioned to be aligned with or near the median of the range of compensation levels for other major national "for profit," "non-utility" companies adjusted for revenue size.

        Since total compensation directly impacts the ability to attract and retain qualified individuals in key positions, several salary survey sources are researched for salary data comparisons to assure the comparability of the Company's salaries to those of other companies in the comparison group. When developing policies and practices designed to attract and retain qualified individuals, the Company also considers the compensation-related policies and practices of companies in the comparison group.

EXECUTIVE COMPENSATION

        Compensation for executive officers consists of salary and short-term and long-term incentive compensation. In determining whether to adjust the salary of an executive officer, the Committee takes into account individual performance, performance of the operations directed by the executive officer and the executive officer's salary in relation to the established salary range. In evaluating whether an executive officer's total compensation package (base salary plus incentive compensation) should be adjusted, the Committee also takes into account the Company's objective of being at or near the median of the range for total compensation for comparison companies.

MANAGEMENT INCENTIVE PLAN

        In addition to receiving salary, executive officers are eligible to receive additional cash compensation under an annual incentive plan. Under the Management Incentive Plan ("MIP"), awards are made based on the Company's performance during the last fiscal year, the achievement of each individual's own financial goals for his or her business unit during such period and other individual objectives. At the conclusion of each plan year, the Committee compares the Company's overall performance and the performance of individual business units to established objectives. The Committee assesses performance through an evaluation of quantitative and qualitative measures. The quantitative measure, which is earnings per share, accounts for 70% of each individual's target award.
The qualitative measure is comprised of preset goals and accounts for the remaining 30% of each individual's performance rating.

STOCK OPTIONS

        Stock options are designed to provide an incentive for those primarily responsible for the growth and success of the Company. Stock option grants also are intended to encourage stock ownership and thereby further associate the interests of stockholders and those managing the Company.

        Stock option targets have been established for each participating level of responsibility within the Company. These targets were established based on a survey of other companies within the group of comparison companies. Targets for the Company are designed to be near the median long-term incentive opportunity granted by the survey group.

        Stock options are typically granted annually. Individual grants vary based on the target for each level of responsibility and the desire to reflect individual performance and potential. All grants are at market price at the close of business on the day prior to the date of grant and, after they become exercisable, have value only if the price of the Company's stock has increased in value.

COMPENSATION FOR THE CHIEF EXECUTIVE OFFICER

        The Committee has tied the pay for the Chief Executive Officer to benchmark comparison companies in the Watson Wyatt Executive survey, the Mercer Accounting survey, the Hewitt Executive survey and a special survey performed by Hewitt Associates, LLC. Some or all of these surveys may include companies which are included in the Company's Old Peer Group Index or the New Peer Group Index; however, the companies included in the surveys were not chosen for the same purpose as either the Old Peer Group Index or the New Peer Group Index, and any such overlap is purely coincidental. The objective of total compensation for the Chief Executive Officer is the median of the market range for chief executive officers within the "for profit," "non-utility" comparison group of companies.

        Based on these surveys, Mr. Winger's salary for fiscal 1998 was established at $500,000 per year, effective April 1, 1998. His maximum MIP award target for fiscal 1998 was $373,500. Mr. Winger's MIP actual award for the 1998 fiscal year was $325,000 based on actual results achieved. Based on his performance, Mr. Winger also was granted, in fiscal year 1998, options to purchase 250,000 shares of Common Stock under the Company's 1997 Stock Option Plan.

        The Committee believes the executive compensation program and practices described above are competitive. They are designed to provide increased compensation with improved financial results and opportunity for capital accumulation, if stockholder value is increased.


HUMAN RESOURCES AND COMPENSATION COMMITTEE              BOARD OF DIRECTORS

John R. Grainger                                        James R. Bullock
John W. Rollins, Jr.                                    John R. Grainger
David E. Thomas, Jr.                                    Leslie W. Haworth
                                                        John W. Rollins, Sr.
                                                        John W. Rollins, Jr.
                                                        David E. Thomas, Jr.
                                                        Henry B. Tippie
                                                        James L. Wareham
                                                        Kenneth W. Winger
                                                        Grover C. Wrenn


           COMPENSATION COMMITTEE INTERLOCKS AND INSIDER PARTICIPATION

MEMBERS

        During the fiscal year ended August 31, 1998, the Human Resources and Compensation Committee held primary responsibility for determining executive compensation levels. John R. Grainger, John W. Rollins, Jr. and David E. Thomas, Jr. are the members of the Human Resources and Compensation Committee.

RELATIONSHIPS

        Mr. Grainger is an executive officer of Laidlaw Inc. as are Messrs. Bullock and Haworth. Pursuant to the terms of a Stock Purchase Agreement dated February 6, 1997 between Rollins Environmental Services, Inc. and Laidlaw Inc. (the "Stock Purchase Agreement"), Laidlaw Inc. acquired approximately 67% of the Common Stock. Laidlaw Inc. now beneficially owns approximately 35.8% (including the estimated number of shares to be issued on November 15, 1998 as more fully described in Beneficial Owners Of Five Percent Or More Of The Common Stock) of the Common Stock. In the ordinary course of business, the Company or its affiliates and Laidlaw Inc. or affiliates of Laidlaw Inc. have entered from time to time into various business transactions and agreements. The following is a summary of the material agreements, arrangements and transactions between the Company or its affiliates and Laidlaw Inc. or its affiliates since September 1, 1997.

LAIDLAW INC. INDEMNITIES

        Pursuant to the terms of the Stock Purchase Agreement, Laidlaw Inc. and Laidlaw Transportation, Inc. ("LTI"), a subsidiary of Laidlaw Inc., agreed to jointly and severally indemnify and hold harmless, subject to certain limitations, the Company and its affiliates from and against any and all Damages (as defined in the Stock Purchase Agreement) suffered by the Company resulting from or in respect of (i) various tax obligations and liabilities, (ii) pre-closing insurance claims, (iii) any breach or default in the performance by Laidlaw Inc. or LTI of (a) their covenants and agreements in the Stock Purchase Agreement to be performed on or after May 15, 1997 (the "Closing") or (b) any representation or warranty which survives the Closing (to the extent that damages therefrom exceed $2,000,000) and (iv) any environmental liability or environmental claim arising as a result of any act or omission by Laidlaw Inc. or LTI, including any release, occurring prior to the Closing, but only to the extent such liability or claim (a) was known to Laidlaw Inc. or certain of its affiliates and not disclosed in writing to the Company or (b) relates to the Marine Shale Processors or Mercier, Quebec facilities and exceeds (x) an aggregate of $1,000,000 in a particular year and (y) an aggregate since the Closing of $1,000,000 times the number of years elapsed since the Closing, but only to the extent of cash expenditures incurred within six years after the date of the Closing.

LAIDLAW INC. GUARANTIES

        Prior to the Closing, Laidlaw Inc. entered into on behalf of the Company certain guaranties, performance guaranties, bonds, performance bonds, suretyship arrangements, surety bonds, credits, letters of credit, reimbursement agreements and other undertakings, deposit commitments or arrangements by which Laidlaw Inc. may be primarily, secondarily, contingently or conditionally liable for or in respect of (or which create, constitute or evidence a lien or encumbrance on any of the assets or properties of Laidlaw Inc. which secures the payment or performance of) a present or future liability or obligation of the Company (each a "Laidlaw Guaranty" and collectively the "Laidlaw Guaranties"). Pursuant to the terms of the Stock Purchase Agreement, the Company agreed to use its best efforts to cause Laidlaw Inc. to be fully and finally released and discharged from all further liability or obligation in respect of all Laidlaw Guaranties within six months following the date of the Closing. As of August 31, 1998 Laidlaw Inc. had been discharged from most of such obligations.

        Financial assurance is required for the cost of clean-up or environmental impairment restoration, if any should be incurred, following closure of the hazardous waste management facility operated by the Company in Pinewood, South Carolina. Prior to the Closing Laidlaw Inc. provided its corporate guaranty to satisfy, in part, this financial assurance. Insurance coverage has been substituted for the Laidlaw Inc. corporate guaranty under the present financial assurance submittal, however, as of this date, the State of South Carolina has not formalized its acceptance of this substitution.

THE PIK DEBENTURE

        At the Closing, the Company issued a 5% convertible Pay-In-Kind Debenture to LTI in the original principal amount of $350,000,000 (the "PIK Debenture"). The principal of the PIK Debenture is payable on May 15, 2009, subject to earlier mandatory or optional prepayment and any acceleration of its maturity date upon default.

        The PIK Debenture bears interest at the fixed rate of 5% per annum. Until April 8, 2000 (the "Mandatory PIK Interest Payment Period"), interest on the outstanding principal balance of the PIK Debenture accrues at the 5% rate, but will be paid in shares of Common Stock. After the Mandatory PIK Interest Payment Period, at the election of the Company any payment due under the PIK Debenture (except upon an optional early redemption), including any accrued interest or principal, may be paid in shares of Common Stock or cash. The number of shares of Common Stock for each such payment shall be equal to the dollar amount in accrued interest or principal due divided by the average of the daily closing prices of a share of Common Stock on the NYSE -- Composite Transactions for the ten consecutive trading days selected by the Company commencing not more than 20 trading days before, and ending not later than, the date such payment is due. Interest on the outstanding principal balance of the PIK Debenture is payable semiannually on November 15 and May 15, beginning on November 15, 1997 and continuing until the payment in full of the PIK Debenture.

        Beginning on May 15, 2002, and continuing until the business day prior to the repayment of the PIK Debenture, the PIK Debenture is convertible, in whole or in part, at the option of the holder, into shares of Common Stock. The conversion will be at a price equal to the conversion price (the "Conversion Price") of $3.75 per share, subject to adjustment under certain circumstances.

        During the period commencing on May 15, 2002, and continuing until maturity, the Company has the option to prepay the PIK Debenture, in whole or in part, only in cash, at the face amount of the PIK Debenture if the last reported sales price of a share of Common Stock, as reported by the New York Stock Exchange, equals or exceeds 120% of the Conversion Price for a period of at least ten consecutive trading days prior to the date of such proposed prepayment.

        Subject to the subordination provisions of the PIK Debenture, the maturity of the PIK Debenture may be accelerated if a "Default" occurs. Under the PIK Debenture a "Default" includes (i) a failure by the Company to pay the principal or accrued interest of the PIK Debenture on its maturity date or any interest payment date respectively, (ii) the voluntary or involuntary bankruptcy of the Company or other insolvency proceedings involving the Company and (iii) the acceleration of the maturity of the amounts outstanding under the Amended and Restated Credit Agreement dated as of April 3, 1998, among Safety-Kleen Services, Inc., a subsidiary of the Company, as borrower, the Toronto-Dominion Bank, as agent, and the other financial institutions parties thereto (the "Credit Facility") as a result of a default thereunder.

        The PIK Debenture ranks junior in right of payment to the amounts outstanding under the Credit Facility and to substantially all other indebtedness of the Company except (i) amounts owed (other than to banks, insurance companies and other financing institutions and obligations under capitalized leases) for goods, materials, services or operating lease rental payments in the ordinary course of business or for compensation to employees and
(ii) any liability for federal, state, provincial, local or other taxes owed or owing by the Company.

SERVICE ARRANGEMENTS

        Laidlaw Inc. and its affiliates have provided certain financial and management services to the Company and its subsidiaries. Such services have included providing general liability and workers' compensation insurance and income tax management. Each of the service arrangements has been on arms-length terms comparable to those available in transactions with unaffiliated parties. During the fiscal year ended August 31, 1998, the Company paid Laidlaw Inc. $11.3 million on account of such services.


RAYMOND JAMES & ASSOCIATES, INC.

        Since September 1, 1997 Raymond James & Associates, Inc. has acted as financial advisor to the Company for various transactions, including the Safety-Kleen Corp. merger, and is expected to continue to act in such capacity in the future. David E. Thomas, Jr., a director, is a Managing Director of Raymond James & Associates, Inc.


                    INFORMATION AS TO THE BOARD OF DIRECTORS

GENERAL

        During the fiscal year ended August 31, 1998, the Company's board of directors held a total of 13 regular and special meetings. The board of directors currently has two committees: the Audit Committee (which held three meetings between September 1, 1997 and August 31, 1998) and the Human Resources and Compensation Committee (which held five meetings between September 1, 1997 and August 31, 1998). Each incumbent director attended at least 75% of the meetings of the board of directors and the meetings of committees on which he served held during the period for which he was a director. The Company does not have a nominating committee, rather the board of directors as a whole performs those functions.

COMMITTEES OF THE BOARD OF DIRECTORS

        AUDIT COMMITTEE. The Audit Committee is responsible for the oversight of the Company's financial reporting process and internal controls. Its duties include reviewing results of external audits, management's responses to external audit recommendations, internal audit reports and management's response to those reports; reviewing annual financial statements and any significant disputes between management and external auditors in connection with those financial statements; considering major changes and major questions of choice regarding appropriate auditing and accounting principles and practices to be followed when preparing corporate financial statements; reviewing corporate procedures used in preparing public financial statements and related management commentaries; meeting periodically with management to review the Company's major financial risk exposures; and considering indemnification issues.

        HUMAN RESOURCES AND COMPENSATION COMMITTEE. The Human Resources and Compensation Committee is responsible for reviewing and recommending to the board of directors of the Company annual salary, bonus, stock options and other benefits, direct and indirect, of officers; reviewing new executive compensation programs; periodically reviewing the coordination of the Company's executive compensation programs; reviewing and recommending to the board of directors of the Company compensation for directors; and establishing and periodically reviewing policies in the area of management perquisites.


                        PROPOSAL 1: ELECTION OF DIRECTORS

GENERAL INFORMATION

        The Company's Restated Certificate of Incorporation divides the board of directors into three classes, the members of one class to be elected each year for a three year term. The terms of the Class II directors will expire at the Annual Meeting.

        Vacancies on the board of directors may be filled by the remaining directors at any regular or special meeting thereof. Individuals selected to fill such vacancies will serve until the expiration of the terms of office of the directors in the class to which such director is appointed.

NOMINEES

        The following information is furnished with respect to the board of directors' nominees for election as directors. The board of directors recommends a vote "FOR" all the nominees. All of the nominees for election as directors are currently serving as directors of the Company. Should any nominee for the office of director become unable to serve, which is not anticipated, it is the intention of the persons named in the proxy, unless otherwise specifically instructed therein, to vote for the election in his stead of such other person as the board of directors may recommend.


CLASS II NOMINEES - TERMS TO EXPIRE AT THE 2001 ANNUAL MEETING.

                                                          Principal Occupation or Employment
Name, Present Position(s) and Term With the               During the Last Five Years,
Company                                          Age      Directorships of Public Companies
------------------------------------------------------------------------------------------------

John W. Rollins, Jr.                             56       President and Chief Operating
Director of the Company since 1982                        Officer and a director of Rollins
                                                          Truck Leasing Corp., a truck leasing
                                                          company, for more than five years;
                                                          Chairman of the Board of Matlack
                                                          Systems, Inc. for more than five


                                      -20-

                                                          years.  Mr. Rollins was Senior Vice
                                                          Chairman of the Board of the Company
                                                          from 1988 until May 15, 1997.  Mr.
                                                          Rollins also is a director of Dover
                                                          Downs Entertainment, Inc.  Mr.
                                                          Rollins is a member of the Human
                                                          Resources and Compensation
                                                          Committee.  Mr. Rollins is the son
                                                          of John W. Rollins, Sr.

John R. Grainger                                 49       Executive Vice President and Chief
Director of the Company since May 1997                    Operating Officer of Laidlaw Inc., a
                                                          transportation company, since
                                                          September 1997; President and Chief
                                                          Operating Officer of Laidlaw
                                                          Transit, Inc. since May 1992.  Mr.
                                                          Grainger currently serves as
                                                          Chairman of the Human Resources and
                                                          Compensation Committee.

Grover C. Wrenn                                  55       President and Chief Executive
Director of the Company since July 1997                   Officer of Accent Health, Inc., an
                                                          educational media company, since
                                                          June 1996; Chief Executive Officer
                                                          of EnSys Environmental Products,
                                                          Inc. from April 1995 through
                                                          December 1996; and President and
                                                          Chief Executive Officer of Applied
                                                          Bioscience International from 1991
                                                          through March 1995.  Mr. Wrenn also
                                                          is a director of Strategic
                                                          Diagnostics, Inc. and Pharmakinetics
                                                          Laboratories, Inc.

        THE BOARD OF DIRECTORS RECOMMENDS THAT STOCKHOLDERS VOTE "FOR" ALL OF
THE CLASS II NOMINEES.


                                      -21-

CONTINUING DIRECTORS

1.    CLASS III DIRECTORS - TERMS EXPIRING AT THE 1999 ANNUAL MEETING.

                                                       Principal Occupation or Employment During
Name, Present Position(s) and Term With the            the Last Five Years, Directorships of
Company                                         Age    Public Companies
--------------------------------------------------------------------------------------------------

John W. Rollins, Sr.                            81     Chairman of the Board and Chief Executive
Director of the Company since 1982                     Officer of Rollins Truck Leasing Corp., a
                                                       truck leasing company, for more than five
                                                       years.  Mr. Rollins was Chairman of the
                                                       Board and Chief Executive Officer of the
                                                       Company from 1988 until May 15, 1997.
                                                       Mr. Rollins also is a director of Matlack
                                                       Systems, Inc., Rollins, Inc., RPC, Inc.
                                                       and Dover Downs Entertainment, Inc.  Mr.
                                                       Rollins is the father of John W. Rollins, Jr.

James R. Bullock                                54     President and Chief Executive Officer of
Director of the Company and Chairman of the            Laidlaw Inc., a transportation company,
Board since May 1997                                   since October 1993.  Mr. Bullock also is
                                                       a director of Laidlaw Inc.

David E. Thomas, Jr.                            41     Senior Managing Director and the Head of
Director of the Company since June 1997                the Investment Banking Group of Raymond
                                                       James & Associates, Inc., an investment
                                                       banking firm, since July 1996; from 1991
                                                       until July 1996, he was Managing Director
                                                       of Raymond James. Mr. Thomas also is a
                                                       director of Reynolds, Smith and  Hills,
                                                       Inc. Mr. Thomas is a member of the Human
                                                       Resources and Compensation Committee.


                                      -22-


2. CLASS I DIRECTORS - TERMS TO EXPIRE AT THE 2000 ANNUAL MEETING.

                                                          Principal Occupation or Employment
                                                          During the Last Five Years,
Name, Present Position(s) and Term With the               Directorships of Public Companies
Company                                          Age
------------------------------------------------------------------------------------------------

Kenneth W. Winger                                60       President, Chief Executive Officer
President, Chief Executive Officer and                    and Director of the Company since
Director of the Company since May 15, 1997                May 1997. President, Chief Operating
                                                          Officer and sole director of Laidlaw
                                                          Environmental Services (US), Inc., now merged
                                                          into a subsidiary of the Company, from July
                                                          1995 until May 1997; Executive Vice
                                                          President for Business Development of Laidlaw
                                                          Waste Systems, Ltd. from January 1995
                                                          until July 1995; from May 1991 until
                                                          December 1994, Senior Vice President for
                                                          Corporate Development of Laidlaw Inc.

Leslie W. Haworth                                55       Senior Vice President and Chief
Director of the Company since May 1997                    Financial Officer of Laidlaw Inc., a
                                                          transportation company, for more
                                                          than five years.  Mr. Haworth
                                                          currently serves as Chairman of the
                                                          Audit Committee.

Henry B. Tippie                                  71       For more than five years, Chairman
Director of the Company since 1982                        of the Board and President of Tippie
                                                          Services, a management services
                                                          company; for more than five years,
                                                          Chairman of the Executive Committee
                                                          and Vice Chairman of the Board of
                                                          Rollins Truck Leasing Corp. Mr.
                                                          Tippie also is a director of Matlack
                                                          Systems, Inc., Dover Downs
                                                          Entertainment, Inc., RPC, Inc. and
                                                          Rollins Inc. Mr. Tippie is a member
                                                          of the Audit Committee.


                                      -23-

James L. Wareham                                 59       President of AK Steel Corporation, a
Director of the Company since June 1997                   steel manufacturing company, since
                                                          March 1997; from 1992 until 1996,
                                                          Chief Executive Officer of
                                                          Wheeling-Pittsburgh Steel
                                                          Corporation.  Mr. Wareham is a
                                                          member of the Audit Committee.


                           PROPOSAL 2: THE NAME CHANGE

        The board of directors believes that it would be advisable and in the Company's best interest to amend the Company's Restated Certificate of Incorporation to change the name of the Company to Safety-Kleen Corp. The proposed amendment would restate Article First of the Company's Restated Certificate of Incorporation as follows:

              FIRST: The name of the corporation is Safety-Kleen
                     Corp. ("Corporation")

        Following the merger of the former Safety-Kleen Corp. with a subsidiary of the Company on May 20, 1998, the Company changed the names of its subsidiaries to eliminate the Laidlaw name and began doing business as Safety-Kleen and trading its stock under the SK symbol. The Company believes the Safety-Kleen name has significant franchise value, recognizable by customers throughout North America and Western Europe. The Company believes it to be advantageous in its target markets to build on the Safety-Kleen name recognition and visibility. The board of directors also believes that the name change will clearly distinguish the Company from its former parent, Laidlaw Inc.

        THE BOARD OF DIRECTORS RECOMMENDS THAT STOCKHOLDERS VOTE "FOR" APPROVAL OF THE NAME CHANGE.

                          PROPOSAL 3: THE REVERSE SPLIT

GENERAL

        The board of directors believes that it would be advisable and in the Company's best interest to amend the Company's Restated Certificate of Incorporation to effect a one-for-four reverse stock split of the Company's Common Stock. The proposed amendment would amend Article Eighth of the Company's Restated Certificate of Incorporation as follows:

                      Article EIGHTH of the Restated Certificate of
               Incorporation of the Corporation is hereby amended to include the following text after the last paragraph thereof:

                       5. Reverse Split. Effective as of the close of business
               on the date of filing this Amendment to the Restated Certificate of Incorporation (the "Effective Time"), the filing of this Amendment shall effect a Reverse Split (the "Reverse Split") pursuant to which each four shares of common stock, par value $1 per share, of the Corporation issued and outstanding, shall be combined into one validly issued, fully paid and nonassessable share of common stock, par value $1 per share, of the Corporation. The number of authorized shares, the number of shares of treasury stock and the par value of the common stock shall not be affected by the Reverse Split. Each stock certificate that prior to the Effective Time represented shares of common stock shall, following the Effective Time, represent the number of shares into which the shares of common stock represented by such certificate shall be combined. The Corporation shall not issue fractional shares or scrip as a result of the Reverse Split, but shall arrange for the disposition of shares on behalf of those record holders of common stock at the Effective Time who would otherwise be entitled to fractional shares as a result of the Reverse Split.

        If the Reverse Split is approved by the stockholders, each four shares of Common Stock outstanding on the Effective Date (as defined below) will be converted automatically into one share of new common stock, par value $1 per share (the "New Common Stock"). To avoid the existence of fractional shares of New Common Stock, stockholders who would otherwise be entitled to receive fractional shares of New Common Stock will receive a cash distribution in lieu thereof. See "Exchange of Stock Certificates." The "Effective Date" of the Reverse Split will be the date on which the amendment is filed with the Secretary of State of Delaware, which is anticipated to be as soon as practicable following the date of the Annual Meeting.

BACKGROUND OF AND REASONS FOR THE REVERSE SPLIT


        The board of directors has observed the following:

        a. many brokers or other "margin loan" lenders are unwilling to lend against stocks that trade below $4.00 per share therefore restricting certain investors who otherwise would purchase the Common Stock;

        b. many institutional investors or brokerage firms either require additional approval to purchase stocks trading below a $5.00 or $10.00 per share threshold or prohibit their purchase entirely and as a result, many brokerage firms will not initiate sell side research coverage due to these restrictions on the clients; and

        c. brokerage commissions are levied on a per share, rather than trade value, basis and thus lower share price stocks result in larger commission costs as a percentage of amount invested.

        Therefore, the board of directors has concluded that in order to attract the broadest spectrum of investors, the target share price trading range is $10.00 to $15.00 per share and that the current per share price of the Company's Common Stock may serve to reduce the effective marketability of the shares.

        The board of directors believes that the Reverse Split should result in a stock price of approximately four times the current price range, a price range that is expected to eliminate or mitigate the negative marketability factors described above. As a result, the board of directors believes that the Common Stock would be more effectively priced, better reflecting the underlying equity value of the Company.

        There can be no assurance, however, that the foregoing will occur or as to what the market price of the Common Stock will be after implementation of the Reverse Split or at any other time.

        DISSENTING STOCKHOLDERS HAVE NO APPRAISAL RIGHTS UNDER DELAWARE LAW OR UNDER THE COMPANY'S RESTATED CERTIFICATE OF INCORPORATION OR BYLAWS IN CONNECTION WITH REVERSE SPLIT.

EFFECTS OF THE REVERSE SPLIT

        GENERAL EFFECTS. If the Reverse Split is approved by the stockholders, the principal effect of the Reverse Split will be to decrease the number of outstanding shares of Common Stock from 350,984,971 shares to approximately 87,746,242 shares, based on share information available as of October 16, 1998. The Reverse Split would not affect the proportionate equity interest in the Company of any holder of Common Stock, except as may result from the provisions for the elimination of fractional shares as described below. The Reverse Split will not affect the registration of the Common Stock under the Exchange Act or the listing of the Common Stock on the NYSE. The relative rights and preferences of the New Common Stock will be identical to the relative rights and preferences of the Common Stock.

        In order that the Company may avoid the expense and inconvenience of issuing and transferring fractional shares of New Common Stock, stockholders who would otherwise be entitled to receive a fractional share of New Common Stock (the "Fractional Stockholders") will receive payment in cash in lieu of receiving a fractional share of New Common Stock. See "Exchange of Stock Certificates."

        The Reverse Split may leave certain stockholders with one or more "odd lots" of New Common Stock, i.e., stock in amounts of less than 100 shares. These odd lots may be more difficult to sell or require greater transactions costs per share to sell, than shares in even multiples of 100.

        EFFECT ON STOCK OPTION PLANS. As of October 16, 1998, there were outstanding options to purchase shares under the Company's stock option plans relating to an aggregate of 3,021,250 shares of Common Stock. On that date approximately 3,766,250 million shares of

Common Stock remained available for grant under such plans. All of the stock option plans of the Company include provisions for adjustments in the number of shares covered by, the number of shares subject to and the exercise price of outstanding options granted under said plans, in the event of a Reverse Split by appropriate action of the Human
Resources and Compensation Committee of the Company's board of directors. If the Reverse Split is approved and effected, there would be reserved for issuance upon exercise of all outstanding options a total of approximately 1.8 million shares of New Common Stock. Each of the outstanding options would thereafter evidence the right to purchase that number of shares of New Common Stock equal to 25% of the shares of Common Stock previously covered thereby and the exercise price per share would be four times the previous exercise price. The number of shares available for grant under the Company's stock option plans would be decreased to approximately 941,562 shares of New Common Stock.

CHANGES IN STOCKHOLDERS' EQUITY

        As a result of the Reverse Split, the Company's stated capital, which consists of the par value per share of Common Stock multiplied by the number of shares of Common Stock issued, will be reduced by approximately $263 million to $87.7 million on the Effective Date. Correspondingly, the Company's capital in excess of par value, which consists of the difference between the Company's stated capital and the aggregate amount paid to the Company upon the issuance by the Company of all currently outstanding Common Stock, will be increased by approximately $263 million.

        The following table illustrates the principal effects of the Reverse Split discussed in the preceding paragraphs as of the date hereof:

      NUMBER OF SHARES OF            PRIOR TO REVERSE SPLIT AND       AFTER REVERSE SPLIT AND
         COMMON STOCK                 AMENDMENT TO CERTIFICATE        AMENDMENT TO CERTIFICATE

Authorized.......................         750,000,000                     750,000,000

Outstanding......................         350,984,971                      87,746,242(1)

Reserved for future issuance
under Company plans and the
Company's PIK Debenture....               113,533,139                      28,383,284(1)
Available for future issuance
by action of the Board of
Directors (after giving effect
to the above reservations).....           285,481,890                     633,870,474(1)

------------------------------------------
1 Does not consider cash in lieu of fractional shares.

        If the Reverse Split is approved at the Annual Meeting, the amendment to the Restated Certificate of Incorporation will be filed with the Secretary of State of the State of Delaware as promptly as practicable thereafter. The Reverse Split would become effective upon the close of business on the date of such filing (the "Effective Time").

FEDERAL INCOME TAX CONSEQUENCES

        The following summary of the federal income tax consequences of the Reverse Split is based on current law, including the Internal Revenue Code of 1986, as amended (the "Code"), and is for general information only. The tax treatment of a stockholder may vary depending upon the particular facts and circumstances of such stockholder and the discussion below may not address all the tax consequences for a particular stockholder. Certain stockholders, including insurance companies, tax-exempt organizations, financial institutions, broker-dealers, non-resident aliens, foreign corporations and persons who do not hold the Common Stock as a capital asset, may be subject to special rules not discussed below. Furthermore, no foreign, state or local tax consequences are discussed below.

        ACCORDINGLY, EACH STOCKHOLDER SHOULD CONSULT HIS OR HER TAX ADVISOR TO DETERMINE THE PARTICULAR TAX CONSEQUENCES TO HIM OR HER OF THE REVERSE SPLIT, INCLUDING THE APPLICATION AND EFFECT OF FEDERAL, STATE, LOCAL OR FOREIGN INCOME TAX AND OTHER LAWS.

        The receipt of shares of New Common Stock (except to the extent that cash is received in lieu of fractional shares of New Common Stock) in the Reverse Split will be a nontaxable transaction under the Code for federal income tax purposes. Consequently, except with respect to cash received in lieu of fractional shares of New Common Stock, a stockholder receiving shares of New Common Stock will not recognize either gain or loss with respect to shares of New Common Stock received as a result of the Reverse Split. In addition, the aggregate tax basis (excluding the portion of such basis allocable to fractional shares of New Common Stock) of such stockholder's shares of Common Stock prior to the Reverse Split will carry over as the tax basis of the stockholder's shares of New Common Stock. Each stockholder will be required to allocate such stockholder's basis in such stockholder's shares of Common Stock ratably among the total number of shares of New Common Stock owned following the Reverse Split. The holding period of the shares of New Common Stock will also include the holding period during which the stockholder held the Common Stock, provided that such Common Stock was held by the stockholder as a capital asset on the Effective Date.

        The receipt by a stockholder of cash in lieu of a fractional share of New Common Stock pursuant to the Reverse Split will be a taxable transaction for federal income tax purposes. The receipt of cash in lieu of fractional shares of New Common Stock will generally result in gain or loss to the stockholders measured by the difference between the amount of cash received and the adjusted basis of the fractional share. Stockholders owning a substantial interest in the Company, however, should consult their tax advisors as to the possibility of dividend treatment upon the receipt of cash in lieu of a fractional share pursuant to Section 302 of the Code. Assuming that the receipt of cash in lieu of a fractional share is not treated as a dividend and that the Common Stock was held by the stockholder as a capital asset on the Effective Date, any such gain or loss will be capital gain or loss, and will be long term capital gain or loss if on the Effective Date the shares of Common Stock have been held by the stockholder for more than one year.

        Based on certain exceptions contained in regulations issued by the Internal Revenue Service, the Company does not believe that it or stockholders will be subject to backup withholding or information reporting with respect to the cash distributed to a stockholder unless the amount of cash distributed to the stockholder is $20.00 or more.

EXCHANGE OF STOCK CERTIFICATES

        If the proposal to implement the Reverse Split is adopted, stockholders will be required to exchange their stock certificates for new certificates representing the shares of New Common Stock. Stockholders of record on the Effective Time will be furnished the necessary materials and instructions for the surrender and exchange of share certificates at the appropriate time by the Company's Transfer Agent (the "Transfer Agent"). Stockholders will not have to pay a transfer fee or other fee in connection with the exchange of certificates. Stockholders should not submit any certificates until requested to do so.

        As soon as practicable after the Effective Time, the Transfer Agent will send a letter of transmittal to each stockholder advising such holder of the procedure for surrendering stock certificates in exchange for new certificates representing the ownership of New Common Stock. No certificates representing fractional shares shall be issued. In lieu thereof, a certificate or certificates evidencing the aggregate of all fractional shares otherwise issuable (rounded, if necessary, to the next higher whole share) shall be issued to the Transfer Agent or its nominee, as agent for the accounts of all holders of Common Stock otherwise entitled to have a fraction of a share issued to them in connection with the Reverse Split. Sales of fractional interests will be effected by the Transfer Agent as soon as practicable on the basis of prevailing market prices of the New Common Stock on the NYSE at the time of sale. After the Effective Date, the Transfer Agent will pay to such stockholders their pro rata share of the net proceeds derived from the sale of their fractional interests upon surrender of their stock certificates. No service charges or brokerage commissions will be payable by stockholders in connection with the sale of fractional interests, all of which costs will be borne by the Company.

        Until they have surrendered their stock certificates for exchange, stockholders will not be entitled to receive any dividends or other distributions that may be declared and payable to holders of record of New Common Stock. Upon the surrender of certificates representing Common Stock, certificates representing New Common Stock together with any such withheld dividends or other distributions, without interest, will be delivered. At the same time or as soon as possible thereafter, any cash payment for a fractional share will be paid (without interest).

        Any stockholder whose certificate for Common Stock has been lost, destroyed or stolen will be entitled to issuance of a certificate representing the shares of New Common Stock into which such shares will have been converted upon compliance with such requirements as the Company and the Transfer Agent customarily apply in connection with lost, stolen or destroyed certificates.


        THE BOARD OF DIRECTORS RECOMMENDS THAT STOCKHOLDERS VOTE "FOR" APPROVAL OF THE REVERSE SPLIT.

                            PROPOSAL 4: THE DECREASE

GENERAL

        In the event that the Reverse Split is approved by the stockholders, the board of directors believes that it would be advisable and in the Company's best interest to amend the Company's Restated Certificate of Incorporation to decrease the number of authorized shares of Common Stock available for issuance from 750,000,000 to 250,000,000.

        The proposed amendment would restate Article Fourth of the Company's Restated Certificate of Incorporation as follows:

               FOURTH: The total number of shares of stock which the Corporation is authorized to issue is two hundred fifty-one million (251,000,000) shares, divided into two classes. The designation of each class and the par value of the shares of each class are as follows:

        CLASS                      NUMBER OF                   PER SHARE
                                   SHARES                      PAR VALUE

        Common                     250,000,000              $1.00 per share

        Preferred                  1,000,000                $1.00 per share

               All preferred stock authorized for issuance by the Corporation may be issued in series or without series from time to time with the designations, preferences and relative, participating, optional or other special rights of the class or series of the class fixed by resolution or resolutions of the board of directors. Such resolutions may also provide for the convertibility of the preferred stock or any series thereof into any other classes of stock of the company, including the common stock, upon such terms and ratios as shall be determined by the Board of Directors.

        If the Decrease is approved at the Annual Meeting, the amendment to the Restated Certificate of Incorporation will be filed with the Secretary of State of the State of Delaware as promptly as practicable thereafter. The Decrease will become effective upon the close of business on the date of such filing (the "Filing Date").
In the event that the Reverse Split is not approved by the stockholders, Proposal number 4 will not be voted upon and the number of authorized shares of Common Stock will remain at 750,000,000 shares.

BACKGROUND AND REASONS FOR THE DECREASE

        If approved, the Reverse Split, will result in a decrease in the number of shares of Common Stock that are issued and outstanding. The board of directors of directors believe that 250,000,000 shares of Common Stock is sufficient to meet the Company's present and anticipated future needs.

        If the Decrease is approved by the stockholders at the Annual Meeting, 500,000,000 fewer shares of authorized Common Stock will be available for future issuance. As of the date hereof, the Company has 350,984,971 shares of Common Stock issued and outstanding, and 113,533,139 shares of unissued Common Stock reserved for future issuance for various purposes, leaving 285,481,890 shares of Common Stock presently unreserved and otherwise available for issuance. If the Reverse Split and the Decrease are approved by the stockholders at the Annual Meeting, approximately 133,870,474 shares of New Common Stock will be unreserved and otherwise available for issuance. If the authorized Common Stock was to be reduced in the same proportion as the Reverse Split, only approximately 71,370,474 shares of New Common Stock would be unreserved and otherwise available for issuance. Such amount is less than the board of directors believes is prudent to have available to maintain flexibility for possible future issuances. Accordingly, if the stockholders approve the Reverse Split and the Decrease, the proportion of unreserved authorized shares of Common Stock to issued and reserved shares of Common Stock will be effectively increased, but to a much lesser extent than would be the case if the Reverse Split is approved and this Decrease is not approved; in the latter case, the authorized Common Stock would remain at the present 750,000,000 share level. Authorized but unissued shares of Common Stock will be available for issuance from time to time upon the exercise of options which may in the future be granted to, among others, employees, consultants and members of the board of directors, to take advantage of opportunities in which the issuance of shares of Common Stock may be deemed advisable such as in equity financings or in acquisition transactions, and for such other purposes and consideration, and on such terms, as the board of directors may approve.

        No further vote of the stockholders will be required with respect to any such issuance. The timing of the actual issuance of additional shares of Common Stock will depend upon market conditions, the specific purpose for which the stock is to be issued and other similar factors. Other than as previously described in this Proxy Statement and for issuances upon exercise, if any, of presently issued or authorized options and the PIK, the Company currently has no plans, agreements, arrangements, understandings or commitments for the issuance of Common Stock. The board of director believes it is in the Company's best interest to have such additional shares authorized as such shares will provide the Company added flexibility in the future to issue Common Stock for working capital purposes, acquisitions, employee benefit compensation or otherwise.

        The consummation of the Reverse Split without a corresponding decrease in the authorized Common Stock may be viewed as having the effect of discouraging or impeding hostile takeovers of the Company or of making it more difficult to replace management because the issuance of additional shares of Common Stock could be made at the discretion of the board. While the board of directors is not aware of any proposals to acquire the Company and this proposal is not being made as a means to deter or prohibit hostile takeovers or to make it more difficult to remove current management, the board of directors would be able to issue additional shares of Common Stock thereby, among other things, diluting stockholders ownership interests, increasing the costs of a hostile takeover bid offer or placing shares of Common Stock with individuals or entities who would support management positions. By potentially discouraging initiation of an unsolicited takeover attempt, the effective increase of the authorized shares of Common Stock may limit the opportunity for the stockholders to dispose of their shares at the higher price generally available in takeover attempts or that may be available under a merger proposal. The effective increase of the authorized shares of Common Stock may also have the effect of permitting the Company's current management, including the current board, to retain its position, and place it in a better position to resist changes that stockholders may wish to make if they are dissatisfied with the conduct of the Company's business.

GENERAL EFFECTS OF THE DECREASE

        Approval of the Decrease and the reduction in the number of authorized shares of Common Stock would have no effect on the powers, designations, preferences or relative, participating, optional or other special rights, qualifications or restrictions of shares of the Common Stock of the Company.

        The following table illustrates the principal effects of the Decrease discussed in the preceding paragraphs as of the date hereof:


     NUMBER OF SHARES OF               PRIOR TO DECREASE AND          AFTER DECREASE AND AMENDMENT
        COMMON STOCK                  AMENDMENT TO CERTIFICATE               TO CERTIFICATE
                                      (ASSUMING REVERSE SPLIT)          (ASSUMING REVERSE SPLIT)

Authorized.......................         750,000,000                       250,000,000

Outstanding......................          87,746,242(1)                     87,746,242(1)

Reserved for future issuance
under Company plans and the
Company's PIK Debenture....                28,383,284(1)                     28,383,284(1)

Available for future issuance
by action of the board of
directors of Directors (after
giving effect to the above
reservations) .....................       633,870,474(1)                    133,870,474(1)

------------------------------------------
(1)  Does not consider payment of cash in lieu of fractional shares as a result of the Reverse Split.

        THE BOARD OF DIRECTORS RECOMMENDS THAT STOCKHOLDERS VOTE "FOR" APPROVAL OF THE DECREASE.


        SECTION 16(A) BENEFICIAL OWNERSHIP REPORTING COMPLIANCE

        Pursuant to Section 16 of the Securities Exchange Act of 1934, directors and executive officers of the Company and beneficial owners of 10% or more of the Common Stock are required to file reports with the Securities and Exchange Commission indicating their holdings of and transactions in the Common Stock. To the Company's knowledge, based solely on a review of the copies of such reports furnished to the Company and written representations that no other reports were required, all such persons have complied with all such filing requirements with respect to the fiscal year ended August 31, 1998, except for one Form 4 report of Mr. Bullock's for one transaction which, due to administrative error, was filed late.

                    INDEPENDENT CERTIFIED PUBLIC ACCOUNTANTS

        Representatives of PriceWaterhouseCoopers LLP, which audited the financial statements of the Company for the most recently completed fiscal year and which has been selected to audit such statements for the current fiscal year, are expected to be present at the Annual Meeting and will have an opportunity to make such statements as they may desire. Such representatives are expected to be available to respond to appropriate questions from stockholders.

                PROPOSALS FOR 1999 ANNUAL MEETING OF STOCKHOLDERS

        Stockholders who intend to present proposals for consideration at next year's annual meeting are advised that any such proposal must be received by the Secretary of the Company no later than the close of business on June 29, 1999, if such proposal is to be considered for inclusion in the proxy statement and form of proxy relating to that meeting.

                                 OTHER BUSINESS

        The board of directors is not aware of any other matter which will be presented for action at the Annual Meeting, but if any other business is properly brought before the meeting, it is intended that the proxies received from this solicitation will be voted by the persons named therein in accordance with their best judgment.

                                   APPENDIX A

                      LAIDLAW ENVIRONMENTAL SERVICES, INC.
                            D/B/A SAFETY-KLEEN CORP.

           THIS PROXY IS SOLICITED ON BEHALF OF THE BOARD OF DIRECTORS

        The undersigned hereby appoints James R. Bullock and Kenneth W. Winger, or either of them, the attorney or attorneys and proxy or proxies of the undersigned with full power of substitution to attend the 1998 Annual Meeting of Stockholders of Laidlaw Environmental Services, Inc. d/b/a Safety-Kleen Corp. (the "Company") to be held at the Adam's Mark Hotel, 1200 Hampton Street, Columbia, South Carolina, at 9:30 a.m., E.S.T. on November 24, 1998, and at any adjournment thereof, to vote all shares of stock of the Company that the undersigned shall be entitled to vote. Said proxies are instructed to vote on the matters set forth in the proxy statement as specified on the reverse. The board of directors recommends a vote "FOR" all nominees listed on the reverse; "FOR" approval of an amendment to the Company's Restated Certificate of Incorporation to change the Company's name to Safety-Kleen Corp.; "FOR" approval of an amendment to the Company's Restated Certificate of Incorporation to effect a one-for-four reverse split of the Company's
Common Stock; and if the Reverse Split is approved, "FOR" approval of an amendment to the Company's Restated Certificate of Incorporation to decrease the number of shares of Common Stock available for issuance from 750,000,000 to 250,000,000 shares.

     This proxy when properly signed and dated will be voted in the manner directed herein by the undersigned stockholder. IF NO DIRECTION IS MADE, THIS PROXY WILL BE VOTED FOR ALL NOMINEES LISTED ABOVE, FOR APPROVAL OF AN AMENDMENT TO THE COMPANY'S RESTATED CERTIFICATE OF INCORPORATION TO CHANGE THE COMPANY'S NAME TO SAFETY-KLEEN CORP., FOR APPROVAL OF AN AMENDMENT TO THE COMPANY'S RESTATED CERTIFICATE OF INCORPORATION TO EFFECT A ONE-FOR-FOUR REVERSE SPLIT OF THE COMPANY'S COMMON STOCK AND, IF THE REVERSE SPLIT IS APPROVED, FOR APPROVAL OF AN AMENDMENT TO THE COMPANY'S RESTATED CERTIFICATE OF INCORPORATION TO DECREASE THE NUMBER OF SHARES OF COMMON STOCK AVAILABLE FOR ISSUANCE FROM 750,000,000 TO 250,000,000 SHARES.

--------------------------------------------------------------------------------
                              FOLD AND DETACH HERE

[this is reverse side]


[ X ] Please mark your votes                                                           2358
      as in this example.                                                            -------

                            FOR all nomi-         WITHHOLD
                            nees listed to        AUTHORITY to
                            the right (except     vote for all
                            as marked to          nominees listed
                            the contrary)         to the right      CLASS II - Terms to expire at 2001 Annual Meeting
                                                                    John W. Rollins, Jr., John R. Grainger
1. Election of Directors.    [   ]                   [   ]          and Grover C. Wrenn

(Instructions:  to withhold authority for any individual nominee write that nominee's name in the blank space below.)
                                                                                                             FOR    AGAINST  ABSTAIN
-------------------------------------------------------------        2.  Approval of an amendment to the     [  ]    [  ]    [  ]
                                                                         Company's Restated Certificate
                                                                         of Incorporation to change the
                                                                         Company's name to Safety-Kleen
                                                                         Corp.
                                                                     3.  Approval of an amendment to the     [  ]    [  ]    [  ]
                                                                         Company's Restated Certificate of
                                                                         Incorporation to effect a one-for-
                                                                         four reverse split of the
                                                                         Company's Common Stock.
                                                                     4.  If Proposal Number 3 is approved,   [  ]    [  ]    [  ]
                                                                         approval of an amendment to the
                                                                         Company's Restated Certificate of
                                                                         Incorporation to decrease the number
                                                                         of shares of Common Stock available for
                                                                         issuance from 750,000,000 to 250,000,000
                                                                         shares.
                                                                      5. In their discretion, the proxies are authorized to vote upon such other business as may properly come before the
                                                                         meeting.

                                                                      Please sign exactly as name appears to the left.  When shares are held by joint tenants, both should sign.  When signing as attorney, executor, administrator, trustee or guardian, please give full title.  If a corporation, please sign in full corporate name by authorized officer.  If a partnership,
                                                                      sign in partnership name by authorized person.  If more than one trustee, all should sign.  This proxy may be revoked any time prior to its exercise.

                                                                          ____________________________________(L.S.)

                                                                          ____________________________________(L.S.)
                                                                           SIGNATURE(S)                 DATE



                PLEASE SIGN, DATE AND RETURN THIS PROXY PROMPTLY.
----------------------------------------------------------------------------------------------------------------------------------
                                                FOLD AND DETACH HERE